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                                                                      Exhibit 99


     APPLIED INNOVATION ANNOUNCES STOCK REPURCHASE PROGRAM AND UPDATES THIRD
                              QUARTER EXPECTATIONS

     COLUMBUS, OHIO (SEPTEMBER 14, 2001) - Applied Innovation Inc. (NASDAQ:
AINN), an industry leader in telecommunications network management solutions, today announced that its board of directors has authorized a stock repurchase program of up to 1.5 million shares of its common stock over the next 12 months. The program is effective immediately. The Company also provided guidance on revenue and earnings expectations for the third quarter, which will end on September 30, 2001.

STOCK REPURCHASE PROGRAM
------------------------

     Robert L. Smialek, President and CEO, said the decision to implement the share repurchase program was based on recent share price levels, the strong capital position of the Company and in the interest of improving shareholder value. "At recent trading levels, we believe our stock is undervalued and that a repurchase program is a good use of our available funds," Smialek said. The stock repurchases would be funded from the Company's net cash and cash equivalents, which total approximately $25 million at this time.

     Any purchases under Applied Innovation's stock repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise, and in privately negotiated transactions. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. As of September 14, 2001, Applied Innovation has approximately 15.9 million shares outstanding.

THIRD QUARTER GUIDANCE
----------------------

     Earlier this year, the Company announced that it did not expect revenues for 2001 to reach the record levels set in 2000 due to reductions in its telecommunications customers' capital expenditures. The Company today reaffirmed this expectation and said it expects revenue for the third quarter ending September 30, 2001, to be approximately $15 to $17 million, compared to record revenue of $31.2 million for the third quarter of 2000. However, revenues for the third quarter of 2000 included approximately $15 million in revenues from a large product integration project for a single customer. As previously reported by the Company, the integration business in 2000 was characterized by low gross margins and such business essentially ceased for that customer in early 2001.

     Based upon information currently available, the Company expects diluted earnings per shares (EPS) for the third quarter to fall within a range of $0.08 per share and $0.12 per share. This compares to diluted EPS of $0.17 for the third quarter of 2000.

     Smialek said third-quarter sales of the Company's core network management equipment are expected to show healthy sequential improvement over the second quarter of 2001 levels, a significant accomplishment given the change in the telecommunications spending environment. "Applied Innovation's products are not completely discretionary and our network management niche is still critical to our customers' operations," Smialek said. "Although telecommunications spending on equipment is down, it is not non-existent. A certain amount of upgrading is still necessary for the telecommunications companies to provide service to consumers and corporate clients. Applied Innovation is confident that our industry knowledge and experience and our very competitive products and services will continue to be in demand," he said.

     Smialek also said the Company expects to report that shipments of the Badger line of wireless network management equipment are on track with internal expectations. Applied Innovation announced the acquisition of Badger Technology on August 15, 2001. Revenue from the Company's services division is expected to be in line





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with second-quarter 2001 levels, which are significantly higher than last year.
As stated above, the Company does not expect any revenue from integration projects in the third quarter or fourth quarters of 2001.

ABOUT APPLIED INNOVATION

     Applied Innovation is a leader in the design, manufacture and deployment of state-of-the-art management solutions for simplifying the control of today's complex communications networks of physically dispersed and technically diverse elements. The Company provides hardware, software, service and turnkey network management solutions to leading telecommunications, cable and Internet companies, including all Regional Bell Operating Companies (RBOCs). It also serves the wireless communication market with its Badger wireless network management and information collection products.

     Applied Innovation also participates in the high-speed data transport market through LuxPath Networks, a division focused on the development of broadband Ethernet aggregation and transport products, which provide high-capacity, carrier-quality, fiber optic transmission solutions.

     Applied Innovation, headquartered in Columbus, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit www.aiinet.com.

SAFE HARBOR STATEMENT

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: the Company's stock repurchase program (paragraphs 1, 2, and 3) and the Company's revenues for the third quarter and the balance of fiscal 2001 (paragraphs 4, 5 and 6). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: that the stock repurchase program may not result in the purchase of any specific number shares or the repurchase of shares at any particular prices, either because such shares are not available for purchase on terms or at prices deemed desirable by the Company or otherwise, that the Company's revenues for the third quarter and the balance of fiscal 2001 may or not reach current expectations, that Badger's business cannot be successfully integrated with the business of the Company, that the anticipated demand for telecommunication equipment generally and in particular for the equipment and services now offered by the Company will decrease perhaps as a result of the economic and political climate in which the Company operates, and other risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission (SEC) filings, including the company's Annual Report on Form 10-K for the year ended December 31, 2000. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.